COLONIAL MINNESOTA TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98
                                                6
                            FundYield=  [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]

                                                CLASS A      CLASS B    CLASS C
a = dividends and interest earned
    during the month......................     $142,581     $86,827      $463

b = expenses accrued during the month.....       22,381      26,309       114

c = average dividend shares
    outstanding during the month .........    4,435,916   2,701,311    14,406

d = class maximum offering price per share
    on the last day of the month .........        $7.86       $7.49     $7.49


    YIELD................................          4.17%      3.62%      3.91%
                                                   -----      -----      -----
    YIELD  WITHOUT WAIVER...............           4.24%      3.68%      3.66%
                                                   -----      -----      -----
    TAX-EQUIVALENT YIELD:...............           7.55%      6.55%      7.07%
                                                   -----      -----      -----